AMC NETWORKS INC. REPORTS FIRST QUARTER 2017 RESULTS

First Quarter 2017 Highlights:

•	Net revenues increased 1.9% to $720 million

•	Operating income of $232 million; Adjusted Operating Income[1] of $270 million

•	Diluted EPS of $1.98; Adjusted EPS[1] of $2.10

•	Cash provided by operating activities of $145 million; Free Cash Flow[1] of $113 million

•	1.6 million shares repurchased for $91 million in first quarter 2017
New York, NY - May 4, 2017: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2017.

President and Chief Executive Officer Josh Sapan said: “AMC Networks is off to a solid start in 2017 with revenue growth and significant free cash flow generation in the first quarter that sets the stage for continued progress for the remainder of the year. Buzz worthy, quality original series across our networks including AMC's Better Call Saul and The Son, BBC AMERICA's Planet Earth II and Doctor Who, IFC's Brockmire, and WE tv's Mama June, are attracting passionate fans, critical attention and are breaking through in a crowded environment. Our disciplined approach to investing in high-quality content is building our brands and positioning us well with advertisers and both traditional and new distribution platforms. Looking ahead, we remain focused on costs coupled with smart content investments that will create value for our shareholders over the near and long-term."

First quarter net revenues increased 1.9%, or $14 million, to $720 million over the first quarter of 2016. The increase in net revenues reflected 2.8% growth at National Networks and a decrease of $2 million at International and Other. Operating income was $232 million, a decrease of 10.5%, or $27 million, versus the prior year period. The operating income decrease reflected a decrease of 6.4% at National Networks and an increase of $11 million in operating loss at International and Other. Adjusted Operating Income1 totaled $270 million, a decrease of 5.7%, or $16 million, versus the prior year period. National Networks adjusted operating income decreased 4.6% and International and Other adjusted operating income decreased $4 million versus the prior year period.

First quarter net income was $136 million ($1.98 per diluted share), compared with $113 million ($1.55 per diluted share) in the first quarter of 2016. The increase in net income was primarily related to the absence of $48 million ($0.44 per diluted share) in charges incurred in first quarter 2016 in connection with the refinancing of debt. First quarter Adjusted EPS1 was $145 million ($2.10 per diluted share), compared with $153 million ($2.09 per diluted share) in the first quarter of 2016. The increase in adjusted EPS was primarily related to an increase in miscellaneous income, net and a decrease in diluted shares partially offset by the decrease in adjusted operating income.

1.
See page 3 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS, and Free Cash Flow.

For the three months ended March 31, 2017, net cash provided by operating activities was $145 million, a decrease of $23 million versus the prior year period. The decrease was primarily the result of a decrease in operating performance and an increase in working capital. Free Cash Flow2 for the three months ended March 31, 2017 was $113 million, a decrease of $33 million versus the prior year period. The decrease primarily reflects the decrease in net cash provided by operating activities as well as an increase in capital expenditures over the prior year period.

Segment Results

(dollars in thousands)	Three Months Ended March 31,
	2017	2016	Change
Net revenues:
National Networks	$615,147	$598,635	2.8%
International and Other	106,797	109,048	(2.1)%
Inter-segment eliminations	(1,755)	(1,104)	n/m
Total net revenues	$720,189	$706,579	1.9%

Operating Income (Loss):
National Networks	$249,607	$266,732	(6.4)%
International and Other	(19,217)	(8,436)	(127.8)%
Inter-segment eliminations	1,281	511	n/m
Total Operating Income (Loss)	$231,671	$258,807	(10.5)%

Adjusted Operating Income:
National Networks	$267,973	$280,952	(4.6)%
International and Other	1,078	5,106	(78.9)%
Inter-segment eliminations	1,281	511	n/m
Total Adjusted Operating Income	$270,332	$286,569	(5.7)%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

National Networks revenues for the first quarter 2017 increased 2.8% to $615 million, operating income decreased 6.4% to $250 million, and adjusted operating income decreased 4.6% to $268 million, all compared to the prior year period.

First quarter growth in revenues was led by a 9.8% increase in distribution revenues to $368 million.
The increase in distribution revenues was primarily attributable to an increase in licensing revenues as well as an increase in affiliate fees. Advertising revenues decreased 6.2% to $248 million. The decrease in advertising revenues principally related to lower delivery as well as the timing of the airing of original programming partially offset by higher pricing.

The decrease in first quarter operating income and adjusted operating income reflected the increase in revenues more than offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses.

2.	See page 3 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Free Cash Flow.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

International and Other revenues for the first quarter of 2017 decreased $2 million to $107 million, operating loss increased $11 million to a loss of $19 million, and adjusted operating income decreased $4 million to $1 million, all compared to the prior year period.

First quarter revenues primarily reflect a decrease at Digital Media Center (“DMC”), the Company’s Amsterdam-based media logistics facility.

First quarter operating loss and adjusted operating income reflects an increase in operating expenses. The increase in operating expenses was primarily attributable to higher spending on the Company’s digital initiatives. The operating loss also reflects an increase in depreciation and restructuring expense.

Other Matters

Stock Repurchase Program

As previously disclosed, on March 7, 2016, the Company announced that its Board of Directors authorized a program to repurchase up to $500 million of its outstanding shares of common stock. The Company determines the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the quarter, the Company repurchased approximately 1.6 million shares for $91 million. From April 1, 2017 through April 28, 2017, the Company repurchased approximately 642,000 additional shares for $38 million. As of April 28, 2017, the Company had $147 million available under its stock repurchase authorization.

RLJ Entertainment

As previously disclosed, on October 17, 2016, the Company announced that it has entered into an agreement with RLJ Entertainment, Inc. (“RLJE”) to form a strategic partnership. As part of the agreement, the Company invested $65 million in the form of loans to RLJE. In addition, the Company received warrants which, if exercised, would constitute 50.1% of the outstanding common stock on a fully diluted basis. On January 30, 2017, the Company and RLJE amended the terms of the loans to increase the principal amount by $8 million to $73 million.

Please see the Company’s Form 10-Q for the period ended March 31, 2017 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted

Operating Income and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see page 9 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its first quarter 2017 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 3109379.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues, net	$720,189	$706,579
Operating expenses:
Technical and operating (excluding depreciation and amortization)	298,612	274,274
Selling, general and administrative	163,709	153,901
Depreciation and amortization	23,493	19,632
Restructuring expense (credit)	2,704	(35)
Total operating expenses	488,518	447,772
Operating income	231,671	258,807
Other income (expense):
Interest expense	(30,500)	(31,751)
Interest income	3,493	722
Loss on extinguishment of debt	—	(48,334)
Miscellaneous, net	11,049	(837)
	(15,958)	(80,200)
Income from operations before income taxes	215,713	178,607
Income tax expense	(73,082)	(58,543)
Net income including noncontrolling interests	142,631	120,064
Net income attributable to noncontrolling interests	(6,414)	(6,620)
Net income attributable to AMC Networks’ stockholders	$136,217	$113,444

Net income per share attributable to AMC Networks’ stockholders:
Basic	$2.00	$1.56
Diluted	$1.98	$1.55

Weighted average common shares:
Basic	68,020	72,579
Diluted	68,764	73,274

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring (Expense) Credit	Operating Income (Loss)
National Networks	$267,973	$(8,404)	$(9,908)	$(54)	$249,607
International and Other	1,078	(15,089)	(2,556)	(2,650)	(19,217)
Inter-segment eliminations	1,281	—	—	—	1,281
Total	$270,332	$(23,493)	$(12,464)	$(2,704)	$231,671

	Three Months Ended March 31, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring (Expense) Credit	Operating Income (Loss)
National Networks	$280,952	$(7,969)	$(6,221)	$(30)	$266,732
International and Other	5,106	(11,663)	(1,944)	65	(8,436)
Inter-segment eliminations	511	—	—	—	511
Total	$286,569	$(19,632)	$(8,165)	$35	$258,807

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	March 31, 2017
Cash and cash equivalents	$403,648
Credit facility debt (a)	$1,202,500
Senior notes (a)	1,600,000
Total debt	$2,802,500

Net debt	$2,398,852

Capital leases	38,610
Net debt and capital leases	$2,437,462

LTM Adjusted Operating Income (b)	$862,302

Leverage ratio (c)	2.8 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported Adjusted Operating Income for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM Adjusted Operating Income.
This ratio differs from the calculation contained in the Company's credit facility.
No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$144,870	$167,384
Less: capital expenditures	(20,206)	(12,387)
Less: distributions to noncontrolling interests	(11,712)	(8,968)
Free cash flow	$112,952	$146,029

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Adjusted Earnings Per Diluted Share
	Three Months Ended March 31, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$215,713	$(73,082)	$(6,414)	$136,217	$1.98
Adjustments:
Amortization of acquisition-related intangible assets	9,054	(1,745)	(970)	6,339	0.09
Restructuring expense	2,704	(612)	(1)	2,091	0.03
Loss on extinguishment of debt	—	—	—	—	—
Adjusted results (Non-GAAP)	$227,471	$(75,439)	$(7,385)	$144,647	$2.10

	Three Months Ended March 31, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$178,607	$(58,543)	$(6,620)	$113,444	$1.55
Adjustments:
Amortization of acquisition-related intangible assets	9,900	(1,686)	(970)	7,244	0.10
Restructuring expense	(35)	197	(2)	160	—
Loss on extinguishment of debt	48,334	(16,264)	—	32,070	0.44
Adjusted results (Non-GAAP)	$236,806	$(76,296)	$(7,592)	$152,918	$2.09